                                                                     EXHIBIT 1.5


                         HEARST-ARGYLE TELEVISION, INC.
                                  ("COMPANY")


                                DEBT SECURITIES


                                TERMS AGREEMENT
                                ---------------


                                                                November 5, 1997


To:  Credit Suisse First Boston Corporation,
     as Representative of the Underwriters identified herein


Dear Sirs:

     The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, and the Underwriters agree to purchase, on and subject to the terms and conditions of the Underwriting Agreement dated November 5, 1997 and to be filed as an exhibit to a current report on Form 8-K (the "Underwriting Agreement"), the following securities (the "Offered Securities") on the following terms:

     TITLE: 7% Senior Notes Due 2007 (the "2007 Notes"); 7 1/2% Debentures Due 2027 (the "2027 Debentures").

     PRINCIPAL AMOUNT:  $125,000,000; $175,000,000.

     INTEREST: 7% and 7 1/2% per annum, from November 13, 1997, payable semiannually on May 15 and November 15, commencing May 15, 1998, to holders of record on the preceding May 1 or November 1, as the case may be.

     MATURITY:  November 15, 2007; November 15, 2027.

     OPTIONAL REDEMPTION: The 2007 Notes and the 2027 Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 15 basis points in the case of the 2007 Notes and 25 basis points in the case of the 2027 Debentures, plus in the case of each of clauses (i) and (ii) accrued interest to the date of redemption.
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     SINKING FUND:  None.

     LISTING:  None.

     DELAYED DELIVERY CONTRACTS:  None.

     DENOMINATIONS:  $1,000

     RATING:  Baa3/BBB-

     RANK: The 2007 Notes and the 2027 Debentures will be unsubordinated and unsecured obligations of the Company ranking parri passu with all existing and future unsubordinated and unsecured obligations of the Company.

     PURCHASE PRICE: 98.966% and 97.948% of principal amount, plus accrued interest, if any, from November 13, 1997.

     EXPECTED REOFFERING PRICE: 99.616% and 98.823% of principal amount, subject to change by the Representative.

     CLOSING: 9:00 A.M. on November 13, 1997, at Rogers & Wells, 200 Park Avenue, New York, NY 10166, in Federal (same day) funds.

     SETTLEMENT AND TRADING: Book-Entry Only via DTC. The Offered Securities will trade in DTC's Same Day Funds Settlement System.

     BLACKOUT:  None.

     NAME AND ADDRESS OF REPRESENTATIVE: Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, NY 10010.

     The respective principal amounts of the Offered Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

     The provisions of the Underwriting Agreement are incorporated herein by reference.

     For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by any Underwriter for use in the Prospectus consists of the following information in the Prospectus: (i) the last paragraph at the bottom of the prospectus supplement cover page concerning the terms of the offering by the Underwriters; (ii) the legend concerning over-allotments and stabilizing on the inside front cover page of the prospectus supplement; (iii) all paragraphs and tabular information under the caption "Underwriting" in the prospectus supplement, except for the first, second and fifth paragraphs thereunder; (iv) the disclosure under the caption "Notice to Canadian Residents"in

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the prospectus supplement; and (v) the names of the Underwriters contained on the cover page and on the back coverage of the prospectus supplement.

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     If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

                              Very truly yours,


                              CREDIT SUISSE FIRST BOSTON
                              CORPORATION


                              By:   /s/ Joseph Fashano
                                 -----------------------------------------------
                                  Title:  Director

                              Acting on behalf of itself and as the
                              Representative of the several Underwriters.



The foregoing Terms Agreement
is hereby confirmed and accepted
as of the date first above written.


HEARST-ARGYLE TELEVISION, INC.



By:  /s/ Dean H. Blythe
   -----------------------------------------
    Title:  Senior Vice President/Corporate
       Development, General Counsel and Secretary


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                              SCHEDULE A



                                                  PRINCIPAL         PRINCIPAL
                                                  AMOUNT OF         AMOUNT OF
                                                     2007              2027
              UNDERWRITER                         DEBENTURES        DEBENTURES
              -----------                         ----------        ----------

Credit Suisse First Boston Corporation ......    $ 43,750,000      $ 61,250,000
J.P. Morgan Securities Inc. .................      43,750,000        61,250,000
Merrill Lynch, Pierce, Fenner & Smith,
                Incorporated ................      37,500,000        52,500,000
                                                 ------------      ------------
   Total ....................................    $125,000,000      $175,000,000
                                                 ============      ============

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